UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

January 27, 2014

FIDELITY & GUARANTY LIFE

(Exact name of registrant as specified in its charter)

Delaware	001-36227	46-03489149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, 6th Floor Baltimore, Maryland 21202 (Address of principal executive offices)	21202 (Zip Code)

(410) 895-0100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 27, 2014, Fidelity & Guaranty Life (the “Company”) announced that Dennis R. Vigneau would join the Company as Senior Vice President, effective January 27, 2014, and serve as Senior Vice President and Chief Financial Officer, effective February 12, 2014.

Mr. Vigneau, age 47, brings us extensive public company experience, having served as (1) Senior Vice President and Chief Financial Officer from November 2010 to March 2013 at Kemper Corporation (NYSE: KMPR), a multi-line insurance holding company offering life, health, auto, and homeowners insurance, (2) Senior Vice President and Chief Financial Officer or Deputy Chief Financial Officer from August 2008 to May 2010 at American Life Insurance Company, an insurance company subsidiary during such time of American International Group operating primarily in the foreign life insurance market, and (3) Senior Vice President and Chief Financial Officer, Retirement and Protection division of Genworth Financial (NYSE: GNW), a life and health insurance company, from January 2007 to July 2008.

We have entered into an employment agreement with Mr. Vigneau dated January 27, 2014. Under the agreement, Mr. Vigneau will receive an annual base salary of $400,000 and a hiring bonus of $200,000 in cash. Mr. Vigneau will also be granted 72,150 performance restricted stock units under the Company’s 2013 Stock Incentive Plan and will be eligible to receive other grants under the plan. Mr. Vigneau will also participate in the Company’s Employee Incentive Compensation Plan, under which we pay annual cash incentives to our executive officers based on performance.

The employment agreement does not have a fixed term and provides for compensation and benefits at our sole discretion. We may terminate Mr. Vigneau’s employment for “cause” at any time. Either we or Mr. Vigneau may terminate his employment (other than in cases of cause, death or disability) by giving the other party three months’ written notice. Upon any termination, Mr. Vigneau will be entitled to salary, accrued vacation time and accrued benefits through the termination date. Upon a termination by us other than for cause, Mr. Vigneau will be entitled to receive (1) a severance payment equal to two weeks of base salary for every year of employment, subject to a minimum payment of 26 weeks’ base salary and a maximum payment of 52 weeks’ base salary and (2) COBRA coverage payments for a period of time equal to the number of weeks of severance payments, or, if sooner, until he is eligible to receive health benefits under another medical plan. During his employment and for 18 months following any termination of employment, Mr. Vigneau is subject to a non-solicitation covenant related to clients and employees and to a non-competition restrictive covenant.

The foregoing description is qualified in its entirety by reference to Mr. Vigneau’s Employment Agreement and the Form of Performance RSU Grant Agreement, which appear as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference in response to this Item 5.02.

There are no familial relationships between Mr. Vigneau and any other executive officer or director of our company. There are no transactions in which Mr. Vigneau has an interest requiring disclosure under Item 404(a) of Regulation S-K. Each of our executive officers is appointed to serve until his successor is duly appointed or his earlier removal or resignation from office.

Wendy J.B. Young, the current Chief Financial Officer of the Company, will resign from this position effective February 12, 2014, and will become Chief Risk Officer for the Company, assuming this role from John O’Shaughnessy, who will continue to serve in his capacity as Senior Vice President and Chief Actuary.

On January 27, 2014, we issued a press release regarding the naming of Mr. Vigneau as an officer of the Company, which is attached hereto as Exhibit 99 and is incorporated by reference in response to this Item 5.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

10.1	Employment Agreement between Dennis Vigneau and Fidelity & Guaranty Life, dated as of January 27, 2014.

10.2	Form of Fidelity and Guaranty Life Performance RSU Grant Agreement. (Incorporated by reference to exhibit 10.45 of Amendment No. 4 of the registrant’s Form S-1 Registration Statement filed November 26, 2013.)

99.1	Press Release dated January 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fidelity & Guaranty Life
(Registrant)

Date: January 27, 2014	By:	/s/ Eric L. Marhoun
	Name:	Eric L. Marhoun
	Title:	Executive Vice President, General Counsel and Secretary